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                                                                    Exhibit 10.2

                             EMPLOYMENT AGREEMENT


        AGREEMENT made as of the 1st day of April, 2001, between CONESTOGA ENTERPRISES, INC., a Pennsylvania business corporation, having its principal office in the Borough of Birdsboro, County of Berks and State of Pennsylvania (hereinafter called "Employer") and ALBERT H. KRAMER, of 1932 Heatherton Drive, Lancaster, Pennsylvania 17601 (hereinafter called the "Employee").

A G R E E M E N T

        1. Employment. The Employer employs the Employee and the Employee accepts employment by Employer and its subsidiaries and affiliates, upon the terms and conditions of this Agreement.

        2. Term. The term of this Agreement shall be three (3) years commencing on March 1, 2001 and shall terminate on February 28, 2004 (the "Term"). It is the intention of the Employer and the Employee that this relationship shall continue beyond the three (3) years period but either party may terminate the same under the terms hereinafter set forth in this Agreement.

        3.  Compensation.

            (a) For all services rendered by the Employee, the Employer shall
(i) pay Employee a base salary of One Hundred Eighty-five Thousand Five Hundred Dollars ($185,000.00) per year ("Salary"), payable in equal weekly installments at the end of each week, (ii) include the Employee as a participant in the Employer's Executive Incentive Plan, (iii) include the Employee as a participant in the Employer's salaried employees' benefit programs; and (iv) provide an automobile to Employee. Salary payments shall be subject to withholding and other applicable taxes.

            (b) Employer will review Employee's compensation on an annual basis along with the review of all its management employees.

        4. Duties. The Employee shall serve as the Employer's President at the discretion of Employee's Board of Directors. The exact responsibilities for the position are set forth in the job description for President of the Employer. A copy of said job description is attached hereto and referred to as Schedule A.

        5. Extent of Services. The Employee shall devote his entire time and attention to the Employer's business. During the term of this Agreement, the Employee shall not engage in any other business activity, regardless of whether it is pursued for gain or profit. Employee, however, may invest his assets in other companies so long as they do not require the Employee's services in the operation of their affairs. Employer is aware that Employee is Vice-President of BKM Enterprises, and does attend stockholders, directors and officers meetings. Employer does not object to Employee's continued participation in this Company so long as it remains passive and does not interfere with the performance of his duties as President.

        6. Working Facilities. The Employee shall have a private office, stenographic help, a personal computer and other facilities and services that are suitable to his position and appropriate for the performance of his duties.

        7. Disclosure of Information. The Employee acknowledges that the list of the Employer's customers, as the Employer may determine from time to time, is a valuable, special and unique asset of the Employer's business. The Employee shall not, during and after the term of his employment, disclose all or any part of the Employer's customer list to any person, firm, corporation, association, or other entity for any reason or purpose. In the event of the Employee's breach or threatened breach of this paragraph, the Employer shall be entitled to a preliminary restraining order and an injunction restraining and enjoining the

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Employee from disclosing all or any part of the Employer's customer list to any person, firm, corporation, association, or other entity for any reason or purpose and from rendering any services to any person, firm, corporation, association, or other entity to whom all or any part of such list has been, or is threatened to be, disclosed. In addition to or in lieu of the above, the Employer may pursue all other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Employee.

        8. Expenses. The Employer shall reimburse Employee for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement. Employee shall present to the Employer, from time to time, an itemized account of such expenses in any form required by the Employer.

        9. Vacations. The Employee shall be entitled each year to a vacation of four (4) weeks, during which time his compensation shall be paid in full.

        10. Termination By Employee. Employee may, without cause, terminate this Agreement by giving sixty (60) days written notice to the Employer. In such event, the Employee shall continue to render his services and shall be paid his regular compensation up until the date of termination.

        11. Termination for Proper Cause. Employer may terminate Employee's employment at any time for "proper cause". Proper cause for the termination of Employee's employment shall be as follows:

            (a) Violation by Employee of the restrictive covenants set forth in paragraph 7 hereof ;
            (b)   Employee's dishonest or illegal conduct; or
            (c)   Employee's willful dereliction of his duties to the Company.

        12. Severance Compensation.

            12.1 General Rule. Unless the provisions of Paragraph 12.2 apply, in the event of the termination of the Employee's employment by the Employer, other than for cause, prior to the expiration of the Term, the Employer shall be obligated to pay to the Employee, within fifteen (15) days after the date of termination, in a lump sum an amount equal to the aggregate Salary, determined as of the date of termination of employment, otherwise payable to the Employee for the balance of the Term, but in no event less than eighteen (18) months.

            12.2 Change of Control. If, during the Term, the Employee's employment with the Employer is terminated after a change of control, as defined below, (hereinafter called "Control Termination"), either by the Employee or by the Employer, the Employer shall pay to the Employee the Employee's annual salary, determined as of the date of the Control Termination, for a period of three (3) years from and after the date of the Control Termination in such periodic installments as were being paid at the time of the Control Termination. The Employer shall be obligated to make such payment in lieu of, and not in addition to, the Employer's payment obligations under Paragraph 12.1. For purposes of this Agreement, a change of control shall be deemed to have occurred in the event of: (i) the acquisition, directly or indirectly, by any person or entity, or persons or entities acting in concert, whether by purchase, merger, consolidation or otherwise, of voting power over that number of voting shares of the capital stock of the Employer which, when combined with the existing voting power of such persons or entities, would enable them to cast fifty percent (50%) or more of the votes which all shareholders of the Employer would be entitled to cast in the election of directors of the Employer, or (ii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Employer to a transferee other than Employer or an entity of which a controlling interest is owned by Employer.

            12.3 Termination for Cause. In the event of the termination of the Employee's employment at any time by the Employer for cause, except for a Control Termination, the Employer shall have no obligation to pay the Employee any sums following the termination of his employment.

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          13.  Death During Employment. If the Employee dies during the term of employment, the Employer shall pay to the Employee's estate the compensation that would otherwise be payable to the Employee up to the end of the month in which his death occurs. In addition, if Employee qualifies under the terms of the Employer's existing life insurance coverage, Employer will provide life insurance on the life of Employee amounting to two and one-half (2-1/2) times his annual salary up to a maximum of Three Hundred Thousand Dollars ($300,000.00).

          14. Restricted Covenant. For a period of three (3) years after the termination or expiration of this Agreement, except for a termination under Paragraph 12.2 the Employee shall not within Berks County or Union County, Pennsylvania, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business similar and competitive to the type of business conducted by the Employer at the time this Agreement terminates. In the event of the Employee's actual or threatened breach of this paragraph, the Employer shall be entitled to a preliminary restraining order and injunction restraining the Employee from violating its provisions. Nothing in this Agreement shall be construed to prohibit the Employer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Employee.

          15. Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or its breach, shall be settled by arbitration in the City of Reading in accordance with the then governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction.

          16. Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by certified mail, return receipt requested, to the Employee's residence or to the Employer's principal office, as the case may be.

          17. Waiver of Breach. The Employer's waiver of a breach of any provision in this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

          18. Assignment. The Employee acknowledges that his services are unique and personal. Accordingly, the Employee may not assign his rights or delegate his duties or obligations under this Agreement. The Employer's rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the Employer's successors and assigns.

          19. Entire Agreement. This Agreement contains the entire understanding of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

          20. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

          21. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                              CONESTOGA ENTERPRISES, INC.

                              By
                              Chairman

                              Attest

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                              Secretary
                                                                 (SEAL)
                                         Albert H. Kramer

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